Exhibit 99.1

Ryman Hospitality Properties, Inc. Reports First Quarter 2015 Results

– First Quarter Net Income of $4.5 Million –

– Total Adjusted EBITDA Increase of 11.0 Percent to $73.8 Million –

– Hospitality Adjusted EBITDA Margin Improves 200 Basis Points –

– RevPAR Increase of 4.0 Percent and Total RevPAR Increase of 1.8 Percent –

– First Quarter Adjusted FFO of $58.9 Million –

– Updated Guidance for 2015 –

NASHVILLE, Tenn. (May 6, 2015) – Ryman Hospitality Properties, Inc. (NYSE:RHP), a lodging real estate investment trust (“REIT”) specializing in group-oriented, destination hotel assets in urban and resort markets, today reported financial results for the first quarter ended March 31, 2015.

Colin Reed, chairman and chief executive officer of Ryman Hospitality Properties, said, “The first quarter of 2015 exceeded our expectations despite some unusual business interruptions in our Hospitality segment during the first part of the quarter. I was pleased with how well the hotels—and Gaylord Opryland in particular—managed through these challenges. To that end, our Hospitality segment delivered an Adjusted EBITDA margin increase of 200 basis points compared to first quarter of 2014. This margin growth should position us well for the remainder of the year and illustrates the strong performance and ability to drive rate we have seen from our hotels for the past several quarters.

“Turning to bookings, first quarter 2015 production was within our expectations given that the fourth quarter of 2014 was one of the strongest production quarters in our company’s history. While first quarter 2015 gross room night production trailed first quarter 2014, net room night production for all future years was favorable by 5.1 percent over the first quarter of 2014, with net production for the remainder of 2015 and especially 2016 shaping up to be strong.”

First Quarter 2015 Results (As Compared to First Quarter 2014) Included the Following:

($ in thousands, except per share amounts, RevPAR and Total RevPAR)	Three Months Ended March 31,
	As Reported					Pro Forma
	2015		2014	% Δ		2014(1)	% Δ
RevPAR	$129.96		$124.97	4.0%
Total RevPAR	$324.43		$318.60	1.8%		$316.88	2.4%
Adjusted EBITDA	$73,826		$66,482	11.0%
Adjusted EBITDA Margin	29.2%		27.0%	2.2	pt	27.1%	2.1	pt
Hospitality Adjusted EBITDA	$75,844		$69,931	8.5%
Hospitality Adjusted EBITDA Margin	32.1%		30.1%	2.0	pt	30.3%	1.8	pt
Total Revenue	$253,148		$246,451	2.7%		$245,195	3.2%
Hospitality Revenue	$236,454		$232,203	1.8%		$230,947	2.4%
Adjusted FFO	$58,915		$54,720	7.7%
Adjusted FFO per diluted share	$1.14		$0.85	34.1%
Operating income	$35,890		$32,797	9.4%
Net income available to common shareholders	$4,532	(2)	$20,653	(78.1%)
Net income per diluted share available to common shareholders	$0.09	(2)	$0.32	(71.9%)

(1)	Shown pro forma to present 2014 results with an accounting change related to parking fees as stipulated by the hospitality industry’s Uniform System of Accounts for the Lodging Industry, Eleventh Revised Edition, which became effective in January 2015. Prior to 2015, all revenue and expense associated with managed parking services at our hotels were reported on a gross basis. Beginning in 2015, only the net fee received from the parking manager is recorded as revenue.
(2)	2015 net income impacted by a $20.2 million loss on warrant settlements, as described under “Warrant Repurchase Update.”

For the Company’s definitions of RevPAR, Total RevPAR, Adjusted EBITDA and Adjusted FFO, as well as a reconciliation of the non-GAAP financial measure Adjusted EBITDA to Net Income and a reconciliation of the non-GAAP financial measure Adjusted FFO to Net Income, see “Calculation of RevPAR and Total RevPAR,” “Non-GAAP Financial Measures,” “Adjusted FFO Definition” and “Supplemental Financial Results” below.

Operating Results

Hospitality

For the quarter ended March 31, 2015, the Company reported the following:

($ in thousands, except for ADR, RevPAR and Total RevPAR)	Three Months Ended March 31,
	As Reported				Pro Forma
	2015	2014	% Δ		2014 (1)	% Δ
Hospitality Revenue	$236,454	$232,203	1.8%		$230,947	2.4%
Hospitality Adjusted EBITDA	$75,844	$69,931	8.5%
Hospitality Adjusted EBITDA Margin	32.1%	30.1%	2.0	pt	30.3%	1.8	pt
Hospitality Performance Metrics:
Occupancy	71.0%	70.4%	0.6	pt
Average Daily Rate (ADR)	$183.13	$177.44	3.2%
RevPAR	$129.96	$124.97	4.0%
Total RevPAR	$324.43	$318.60	1.8%		$316.88	2.4%
Gross Definite Rooms Nights Booked	343,265	372,648	(7.9%)
Net Definite Rooms Nights Booked	263,055	250,314	5.1%
Transient Room Nights	103,461	99,382	4.1%
Group Attrition (as % of contracted block)	11.3%	10.2%	(1.1	pt)
Cancellations ITYFTY (2)	12,019	7,376	(62.9%)

(1)	Shown pro forma to present 2014 results with an accounting change related to parking fees as stipulated by the hospitality industry’s Uniform System of Accounts for the Lodging Industry, Eleventh Revised Edition, which became effective in January 2015. Prior to 2015, all revenue and expense associated with managed parking services at our hotels were reported on a gross basis. Beginning in 2015, only the net fee received from the parking manager is recorded as revenue.
(2)	“ITYFTY” represents In The Year For The Year.

Property-level results and operating metrics for first quarter 2015 are presented in greater detail below and under “Supplemental Financial Results.” Highlights for first quarter 2015 for the Hospitality segment and at each property include:

•

Hospitality Segment: Total revenue increased $4.3 million in first quarter 2015 compared to first quarter 2014, due primarily to a $5.69, or 3.2 percent, increase in ADR over the prior-year quarter. Adjusted EBITDA was favorable $5.9 million compared to first quarter 2014, driven by increases in ADR and the collection of a portion of insurance proceeds related to the norovirus event. As a result, Adjusted EBITDA margin increased 200 basis points compared to the prior-year quarter. Recently enacted accounting changes for the hospitality industry, which became effective January 2015, have realigned the accounting of certain items, including transactions related to our third-party managed parking services, which impact year-over-year comparability in revenue, Adjusted EBITDA margin and Total RevPAR. As such, to aid in year-over-year comparability a pro forma adjustment to 2014 results for these accounting changes is shown above. The accounting changes also updated the classifications of certain hotel financial information, including the reclassification of technology-related revenue from other hotel revenue to food and beverage revenue and the reclassification of revenue management expense from room expense to other hotel expense, which are reflected in the “as reported” numbers above.

•	Gaylord Opryland: Total revenue decreased $5.0 million in first quarter 2015 compared to first quarter 2014, due primarily to cancellations associated with a norovirus outbreak during the months of January and February and a winter storm that impacted travel in February. The norovirus outbreaks and winter storm unfavorably impacted Adjusted EBITDA, which decreased $1.6 million compared to first quarter 2014, while Adjusted EBITDA margin was flat to the prior-year quarter. Solid margin management coupled with strong performance in March and $1.2 million in insurance proceeds related to the norovirus disruptions partially offset the impact of the unfavorable events that occurred in first quarter 2015. The property anticipates receiving the remaining insurance proceeds related to this event by the end of the year.

•	Gaylord Palms: Total revenue increased $1.1 million in first quarter 2015 compared to first quarter 2014, due primarily to an $11.71, or 6.4 percent, increase in ADR over the prior-year quarter and higher attrition and cancellation fee collections. Adjusted EBITDA was favorable $1.8 million compared to first quarter 2014 driven primarily by ADR, attrition and cancellation fees collected and margin management initiatives. As a result, Adjusted EBITDA margin increased 260 basis points compared to the prior-year quarter.

•	Gaylord Texan: Total revenue increased $4.1 million in first quarter 2015 compared to first quarter 2014 due to an occupancy increase of 5.0 percentage points and a $14.42, or 7.9 percent, increase in ADR. The hotel continues to benefit from newly-renovated rooms and strong demand from corporate and transient customers. During the first quarter 2014, the hotel had 10,600 rooms out of service due to the room renovation project. Adjusted EBITDA was favorable $5.6 million compared to first quarter 2014, driven by strong banquet performance, higher attrition and cancellation fee collections and the lack of non-recurring room renovation and administrative costs that impacted first quarter 2014. Strong revenue growth and cost management led to an Adjusted EBITDA margin improvement of 780 basis points.

•	Gaylord National: Total revenue increased $4.1 million in first quarter 2015 compared to first quarter 2014 due to an occupancy increase of 4.5 percentage points and a $6.75, or 3.5 percent, increase in ADR. Adjusted EBITDA grew modestly compared to first quarter 2014. Adjusted EBITDA margin was unfavorable 130 basis points due to the timing of sales and marketing expenses and lower attrition and cancellation fee collections when compared to first quarter 2014.

Reed continued, “Overall, our hotels had another solid quarter, and although Gaylord Opryland had a rough start to the year, we believe that from March forward, this property will continue the trajectory it was on in 2014. I also want to highlight the standout performance Gaylord Texan posted this quarter in spite of some abnormal winter weather that caused a slight disruption to operations. The first quarter of 2015 was this property’s best first quarter in its history, even outshining the first quarter of 2011 when Dallas hosted the Super Bowl and the hotel experienced significant benefit related to this event. We are pleased to see the strong demand from both group and transient customers in this market, which is a trend that we believe is likely to continue for the foreseeable future.”

Entertainment Segment

For the quarter ended March 31, 2015, the Company reported the following:

($ in thousands)	Three Months Ended March 31,
	2015	2014	% Δ
Revenue	$16,694	$14,248	17.2%
Operating Income	$2,120	$552	284.1%
Adjusted EBITDA	$3,743	$2,108	77.6%

Reed continued, “Our Entertainment segment has posted yet another quarter of impressive double-digit growth in both revenue and Adjusted EBITDA. This growth was realized even as the Ryman Auditorium undergoes its renovation, which further speaks to the tremendous demand we are seeing for our assets and the unique entertainment experience they foster. We look forward to an on-time completion of that project near the end of the second quarter in time for the height of the tourism season in Nashville.”

Corporate and Other Segment Results

For the quarter ended March 31, 2015, the Company reported the following:

($ in thousands)	Three Months Ended March 31,
	2015	2014	% Δ
Operating Loss	($7,809)	($7,771)	(0.5%)
Adjusted EBITDA	($5,761)	($5,557)	(3.7%)

Development Update

Subsequent to the end of the quarter, the Company announced the opening of the newly-renovated 192-room AC Hotel Washington, DC at National Harbor (located near Gaylord National) on April 23, 2015.

In addition, the Company announced a $20 million meeting facility expansion at Gaylord National. The new facility will include a 24,000-square-foot ballroom building offering 16,000 square feet of meeting space overlooking the Potomac River, the Woodrow Wilson Bridge and Old Town Alexandria. The investment will also include an expansion of an open-air events space to be used for the hotel’s holiday programming. The new ballroom facility is scheduled to open in fall 2016, while the open-air events space is scheduled to open in September 2015.

Dividend Update

The Company paid its first quarter 2015 cash dividend of $0.65 per share of common stock on April 16, 2015 to stockholders of record on March 31, 2015. It is the Company’s current plan to distribute total annual dividends of approximately $2.60 per share for 2015 in cash in equal quarterly payments in April, July, October and January. To the extent that the expected regular quarterly dividends for 2015 do not satisfy the Company’s annual distribution requirements, the Company expects to satisfy the annual distribution requirement by paying a “catch up” dividend in January 2016. Any future dividend is subject to the board’s future determinations as to the amount of quarterly distributions and the timing thereof.

Balance Sheet/Liquidity Update

As of March 31, 2015, the Company had total debt outstanding of $1,511.4 million and unrestricted cash of $53.0 million. As of March 31, 2015, $1,154.5 million of borrowings were drawn under the Company’s credit facility, including the $300 million term loan, the revolving credit facility and the Term Loan B, and the lending banks had issued $2.3 million in letters of credit, which left $240.2 million of availability for borrowing under the credit facility.

Warrant Repurchase Update

During the quarter, the Company completed the repurchase of all of the remaining 4.7 million outstanding common stock warrants associated with its previously outstanding 3.75% convertible senior notes which matured on October 1, 2014. No warrants remain outstanding following these repurchases. The aggregate amount paid to the warrant counterparties in consideration for the repurchase of the remaining 4.7 million outstanding common stock warrants during the first quarter of 2015 was $154.7 million, funded with cash on hand and borrowings under the Company’s credit facility. Due to the change in the fair value of the warrants between December 31, 2014 and the settlement date (resulting from the increase in the market value of the Company’s common stock over this period), the Company recorded a $20.2 million loss on this change in the fair value, which is included in other gains and losses, net. This represents a non-cash charge and does not impact the Company’s Adjusted EBITDA or Adjusted FFO.

Senior Unsecured Notes Update and Credit Facility Amendment

Subsequent to the end of the quarter, the Company completed a private placement of $400 million aggregate principal amount of 5.0% senior notes due 2023 (the “Notes”), which closed on April 14, 2015. The Notes are senior unsecured obligations of the Company’s issuing subsidiaries and are guaranteed by the Company and all of the Company’s subsidiaries that guarantee its credit facility. Aggregate net proceeds from the sale of the notes were approximately $392 million, after deducting the initial purchasers’ discounts and commissions and estimated offering expenses. The Company used substantially all of the net proceeds from the offering to repay certain amounts outstanding under its credit facility, including the amounts outstanding under the $300 million term loan, eliminating the $300 million term loan, and a portion of the amounts outstanding under the revolver. The Company is in the process of refinancing its credit facility by extending the maturity of the $700 million revolving credit facility for an additional two years and modifying certain covenants, subject to lender approval. The Company’s $400 million term loan B under its credit facility remains outstanding.

Guidance

The Company is updating its 2015 guidance provided on February 26, 2015 on a consolidated as well as on a Hospitality segment basis. The following business performance outlook is based on current information as of May 6, 2015. The Company does not expect to update the guidance provided below before next quarter’s earnings release. However, the Company may update its full business outlook or any portion thereof at any time for any reason.

Reed continued, “Our hotel business is off to a good start to the year, and the trends in the group segment continue to strengthen. Therefore, based on year-to-date performance in our hotels and the outlook for the remainder of the year, we are increasing our guidance range for full-year 2015 Adjusted EBITDA for the Hospitality segment. The revised guidance range for the Hospitality segment, not including the AC Hotel at National Harbor, will be $310.0 to $325.0 million. As such, our updated guidance for 2015 Adjusted EBITDA on a consolidated basis is a range of $318.0 to $338.0 million. We anticipate Hospitality Adjusted EBITDA margin will improve by 150 to 240 basis points.

“Furthermore, due to our recent refinancing activities subsequent to the end of the quarter coupled with an increase in non-cash valuation allowances for taxes, we are reducing our Adjusted FFO guidance range for full year 2015 to $250.5 to $270.5 million.”

$ in millions, except per share figures	Prior Guidance Full Year 2015		Updated Guidance Full Year 2015
	Low	High	Low	High
Hospitality RevPAR [1,2]	4.0%	6.0%	4.0%	6.0%
Hospitality Total RevPAR [1,2]	3.0%	5.0%	3.0%	5.0%
Hospitality Adjusted EBITDA Margin Change	+ 100 bps	+ 200 bps	+ 150 bps	+ 240 bps
Adjusted EBITDA
Hospitality [3,4]	$305.0	$320.0	$310.0	$325.0
AC Hotel	2.0	3.0	2.0	3.0
Entertainment (Opry and Attractions)	29.0	32.0	29.0	32.0
Corporate and Other	(23.0)	(22.0)	(23.0)	(22.0)

Consolidated Adjusted EBITDA	$313.0	$333.0	$318.0	$338.0

Adjusted FFO	$255.5	$275.5	$250.5	$270.5
Adjusted FFO per Diluted Share	$4.96	$5.34	$4.86	$5.25
Estimated Diluted Shares Outstanding	51.5	51.5	51.5	51.5

1.	Hospitality segment guidance for RevPAR and Total RevPAR does not include the AC Hotel.
2.	Includes impact of various accounting changes as stipulated by the industry’s Uniform System of Accounts for the Lodging Industry, Eleventh Revised Edition (the “USALI Eleventh Revised Edition”), which became effective January 2015.

3.	Estimated interest income of $12.0 million from Gaylord National bonds reported in Hospitality segment guidance in 2015 and historical results in 2014.
4.	Hospitality segment guidance assumes approximately 14,400 room nights out of service in 2015 due to the renovation of rooms at Gaylord Opryland. The out of service rooms do not impact total available room count for calculating hotel metrics (e.g., RevPAR and Total RevPAR).

Earnings Call Information

Ryman Hospitality Properties will hold a conference call to discuss this release today at 10 a.m. ET. Investors can listen to the conference call over the Internet at www.rymanhp.com. To listen to the live call, please go to the Investor Relations section of the website (Investor Relations/Presentations, Earnings and Webcasts) at least 15 minutes prior to the call to register and download any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and will be available for at least 30 days.

About Ryman Hospitality Properties, Inc.

Ryman Hospitality Properties, Inc. (NYSE: RHP) is a REIT for federal income tax purposes, specializing in group-oriented, destination hotel assets in urban and resort markets. The Company’s owned assets include a network of four upscale, meetings-focused resorts totaling 7,795 rooms that are managed by lodging operator Marriott International, Inc. under the Gaylord Hotels brand. Other owned assets managed by Marriott International, Inc. include Gaylord Springs Golf Links, the Wildhorse Saloon, the General Jackson Showboat, The Inn at Opryland, a 303-room overflow hotel adjacent to Gaylord Opryland and AC Hotel Washington, DC at National Harbor, a 192-room hotel near Gaylord National. The Company also owns and operates media and entertainment assets, including the Grand Ole Opry (opry.com), the legendary weekly showcase of country music’s finest performers for nearly 90 years; the Ryman Auditorium, the storied former home of the Grand Ole Opry located in downtown Nashville; and 650 AM WSM, the Opry’s radio home. For additional information about Ryman Hospitality Properties, visit www.rymanhp.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Examples of these statements include, but are not limited to, statements regarding the future performance of our business, estimated capital expenditures, out-of-service rooms, the expected approach to making dividend payments, the board’s ability to alter the dividend policy at any time and other business or operational issues. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include the risks and uncertainties associated with economic conditions affecting the hospitality business generally, the geographic concentration of the Company’s hotel properties, business levels at the Company’s hotels, the effect of the Company’s election to be taxed as a REIT for federal income tax purposes commencing with the year ended December 31, 2013, the Company’s ability to remain qualified as a REIT, the Company’s ability to execute its strategic goals as a REIT, the Company’s ability to continue to realize cost savings and revenue enhancements from the REIT conversion and the Marriott transaction and to realize improvements in performance, the Company’s ability to generate cash flows to support dividends, future board determinations regarding the timing and amount of dividends and changes to the dividend policy, which could be made at any time, the determination of Adjusted FFO and REIT taxable income, and the Company’s ability to borrow funds pursuant to its credit agreement. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the U.S. Securities and Exchange Commission (SEC) and include the risk factors and other risks and uncertainties described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and its Quarterly Reports on Form 10-Q. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

Additional Information

This release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent report on Form 10-K. Copies of our reports are available on our website at no expense at www.rymanhp.com and through the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) at www.sec.gov.

Calculation of RevPAR and Total RevPAR

We calculate revenue per available room (“RevPAR”) for our hotels by dividing room revenue by room nights available to guests for the period. We calculate total revenue per available room (“Total RevPAR”) for our hotels by dividing the sum of room revenue, food & beverage and other ancillary services revenue by room nights available to guests for the period.

Non-GAAP Financial Measures

We present the following non-GAAP financial measures we believe are useful to investors as key measures of our operating performance:

To calculate Adjusted EBITDA, we determine EBITDA, which represents net income (loss) determined in accordance with GAAP, plus loss (income) from discontinued operations, net; provision (benefit) for income taxes; other (gains) and losses, net; loss on extinguishment of debt; (income) loss from unconsolidated entities; interest expense; and depreciation and amortization, less interest income. Adjusted EBITDA is calculated as EBITDA plus preopening costs; non-cash ground lease expense; equity-based compensation expense; impairment charges; any closing costs of completed acquisitions; interest income on Gaylord National bonds; other gains and (losses); (gains) and losses on warrant settlements; and any other adjustments we have identified in this release. We believe Adjusted EBITDA is useful to investors in evaluating our operating performance because this measure helps investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest expense) and our asset base (primarily depreciation and amortization) from our operating results. A reconciliation of net income (loss) to EBITDA and Adjusted EBITDA and a reconciliation of segment operating income to segment Adjusted EBITDA are set forth below under “Supplemental Financial Results.” The losses on the call spread and warrant modifications related to our convertible notes and warrant repurchases do not result in a charge to net income; therefore, Adjusted EBITDA does not reflect the impact of these losses.

Adjusted FFO Definition

We calculate Adjusted FFO to mean net income (loss) (computed in accordance with GAAP), excluding non-controlling interests, and gains and losses from sales of property; plus depreciation and amortization (excluding amortization of deferred financing costs and debt discounts) and impairment losses; we also exclude written-off deferred financing costs, non-cash ground lease expense, amortization of debt discounts and amortization of deferred financing cost, and gains (losses) on extinguishment of debt and warrant settlements. For periods prior to 2015, we also deducted capital expenditures. We believe that the presentation of Adjusted FFO provides useful information to investors regarding our operating performance because it is a measure of our operations without regard to specified non-cash items such as real estate depreciation and amortization, gain or loss on sale of assets and certain other items which we believe are not indicative of the performance of our underlying hotel properties. We believe that these items are more representative of our asset base than our ongoing operations. We also use Adjusted FFO as one measure in determining our results after taking into account the impact of our capital structure. A reconciliation of net income (loss) to Adjusted FFO is set forth below under “Supplemental Financial

Results.” The losses on the call spread and warrant modifications related to our convertible notes and warrant repurchases do not result in a charge to net income; therefore, Adjusted FFO does not reflect the impact of these losses.

We caution investors that amounts presented in accordance with our definitions of Adjusted EBITDA and Adjusted FFO may not be comparable to similar measures disclosed by other companies, because not all companies calculate these non-GAAP measures in the same manner. Adjusted EBITDA and Adjusted FFO, and any related per share measures, should not be considered as alternative measures of our net income (loss), operating performance, cash flow or liquidity. Adjusted EBITDA and Adjusted FFO may include funds that may not be available for our discretionary use due to functional requirements to conserve funds for capital expenditures and property acquisitions and other commitments and uncertainties. Although we believe that Adjusted EBITDA and Adjusted FFO can enhance an investor’s understanding of our results of operations, these non-GAAP financial measures, when viewed individually, are not necessarily better indicators of any trend as compared to GAAP measures such as net income (loss) or cash flow from operations. In addition, you should be aware that adverse economic and market and other conditions may harm our cash flow.

Investor Relations Contacts:	Media Contacts:
Mark Fioravanti, President and Chief Financial Officer	Brian Abrahamson, Vice President of Corporate Communications
Ryman Hospitality Properties, Inc.	Ryman Hospitality Properties, Inc.
(615) 316-6588	(615) 316-6302
mfioravanti@rymanhp.com	babrahamson@rymanhp.com

~or~	~or~
Todd Siefert, Vice President of Corporate Finance & Treasurer	Josh Hochberg or Dan Zacchei
Ryman Hospitality Properties, Inc.	Sloane & Company
(615) 316-6344	(212) 446-1892 or (212) 446-1882
tsiefert@rymanhp.com	jhochberg@sloanepr.com; dzacchei@sloanepr.com

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(In thousands, except per share data)

	Three Months Ended Mar. 31,
	2015	2014
Revenues :
Rooms	$94,721	$91,082
Food and beverage	118,331	117,244
Other hotel revenue	23,402	23,877
Entertainment (previously Opry and Attractions)	16,694	14,248

Total revenues	253,148	246,451

Operating expenses:
Rooms	26,067	27,478
Food and beverage	65,075	63,182
Other hotel expenses	70,296	72,102
Management fees	3,512	3,911

Total hotel operating expenses	164,950	166,673
Entertainment (previously Opry and Attractions)	13,162	12,271
Corporate	7,094	6,707
Preopening costs	592	—
Impairment and other charges	2,890	—
Depreciation and amortization	28,570	28,003

Total operating expenses	217,258	213,654

Operating income	35,890	32,797
Interest expense, net of amounts capitalized	(13,813)	(15,670)
Interest income	3,008	3,031
Other gains and (losses), net	(20,232)	11

Income before income taxes	4,853	20,169
(Provision) benefit for income taxes	(321)	484

Net income available to common shareholders	$4,532	$20,653

Basic net income per share available to common shareholders	$0.09	$0.41

Fully diluted net income per share available to common shareholders	$0.09	$0.32

Weighted average common shares for the period:
Basic	51,123	50,623
Diluted (1)	51,521	64,073

(1)	Represents GAAP calculation of diluted shares and does not consider anti-dilutive effect of the Company’s purchased call options associated with its previously outstanding convertible notes. For the three months ended March 31, 2014, the purchased call options effectively reduce dilution by approximately 7.2 million shares of common stock.

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

(In thousands)

	Mar. 31, 2015	Dec. 31, 2014
ASSETS:
Property and equipment, net of accumulated depreciation	$2,023,725	$2,036,261
Cash and cash equivalents - unrestricted	52,999	76,408
Cash and cash equivalents - restricted	21,004	17,410
Notes receivable	149,233	149,612
Trade receivables, net	70,164	45,188
Deferred financing costs	20,250	21,646
Prepaid expenses and other assets	61,667	66,621

Total assets	$2,399,042	$2,413,146

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Debt and capital lease obligations	$1,511,398	$1,341,555
Accounts payable and accrued liabilities	142,518	166,848
Deferred income taxes	14,081	14,284
Deferred management rights proceeds	182,692	183,423
Dividends payable	33,800	29,133
Derivative liabilities	—	134,477
Other liabilities	142,881	142,019
Stockholders’ equity	371,672	401,407

Total liabilities and stockholders’ equity	$2,399,042	$2,413,146

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL RESULTS

ADJUSTED EBITDA RECONCILIATION

Unaudited

(in thousands)

	Three Months Ended Mar. 31,
	2015		2014
	$	Margin	$	Margin
Consolidated
Revenue	$253,148		$246,451
Net income	$4,532		$20,653
Provision (benefit) for income taxes	321		(484)
Other (gains) and losses, net	20,232		(11)
Interest expense, net	10,805		12,639
Depreciation & amortization	28,570		28,003

EBITDA	64,460	25.5%	60,800	24.7%
Preopening costs	592		—
Non-cash lease expense	1,341		1,370
Equity-based compensation	1,590		1,281
Impairment charges	2,890		—
Interest income on Gaylord National bonds	2,999		3,031
Other gains and (losses), net	(20,232)		11
Loss on warrant settlements	20,186		—
Gain on disposal of assets	—		(11)

Adjusted EBITDA	$73,826	29.2%	$66,482	27.0%

Hospitality segment
Revenue	$236,454		$232,203
Operating income	$41,579		$40,016
Depreciation & amortization	26,443		25,514
Preopening costs	592		—
Non-cash lease expense	1,341		1,370
Impairment charges	2,890		—
Interest income on Gaylord National bonds	2,999		3,031

Adjusted EBITDA	$75,844	32.1%	$69,931	30.1%

Entertainment segment (previously Opry and Attractions)
Revenue	$16,694		$14,248
Operating income	$2,120		$552
Depreciation & amortization	1,412		1,425
Equity-based compensation	211		131

Adjusted EBITDA	$3,743	22.4%	$2,108	14.8%

Corporate and Other segment
Operating loss	$(7,809)		$(7,771)
Depreciation & amortization	715		1,064
Equity-based compensation	1,379		1,150
Other gains and (losses), net	(20,232)		11
Loss on warrant settlements	20,186		—
Gain on disposal of assets	—		(11)

Adjusted EBITDA	$(5,761)		$(5,557)

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL RESULTS

FUNDS FROM OPERATIONS (“FFO”) AND ADJUSTED FFO RECONCILIATION

Unaudited

(in thousands, except per share data)

	Three Months Ended Mar. 31,
	2015	2014
Consolidated
Net income	$4,532	$20,653
Depreciation & amortization	28,570	28,003

FFO	33,102	48,656
Non-cash lease expense	1,341	1,370
Impairment charges	2,890	—
Loss on warrant settlements	20,186	—
Amortization of deferred financing costs	1,396	1,421
Amortization of debt discounts	—	3,273

Adjusted FFO	$58,915	$54,720

Capital expenditures (1)	(12,435)	(9,789)

Adjusted FFO less maintenance capital expenditures	$46,480	$44,931

FFO per basic share	$0.65	$0.96
Adjusted FFO per basic share	$1.15	$1.08
FFO per diluted share (2)	$0.64	$0.76
Adjusted FFO per diluted share (2)	$1.14	$0.85

(1)	Represents FF&E reserve for managed properties and maintenance capital expenditures for non-managed properties.
(2)	The GAAP calculation of diluted shares does not consider anti-dilutive effect of the Company’s purchased call options associated with its previously outstanding convertible notes. For the three months ended March 31, 2014, the purchased call options effectively reduce dilution by approximately 7.2 million shares of common stock.

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL RESULTS

Unaudited

(in thousands, except operating metrics)

	Three Months Ended Mar. 31,
			Pro Forma
	2015	2014	2014 (1)
HOSPITALITY OPERATING METRICS:
Hospitality Segment
Occupancy	71.0%	70.4%	70.4%
Average daily rate (ADR)	$183.13	$177.44	$177.44
RevPAR	$129.96	$124.97	$124.97
OtherPAR	$194.47	$193.63	$191.91
Total RevPAR	$324.43	$318.60	$316.88
Revenue	$236,454	$232,203	$230,947
Adjusted EBITDA	$75,844	$69,931	$69,931
Adjusted EBITDA Margin	32.1%	30.1%	30.3%

Gaylord Opryland
Occupancy	65.1%	68.5%	68.5%
Average daily rate (ADR)	$163.59	$169.57	$169.57
RevPAR	$106.51	$116.17	$116.17
OtherPAR	$153.91	$163.38	$161.77
Total RevPAR	$260.42	$279.55	$277.94
Revenue	$67,547	$72,510	$72,091
Adjusted EBITDA	$21,766	$23,384	$23,384
Adjusted EBITDA Margin	32.2%	32.2%	32.4%

Gaylord Palms
Occupancy	82.9%	83.9%	83.9%
Average daily rate (ADR)	$194.57	$182.86	$182.86
RevPAR	$161.20	$153.49	$153.49
OtherPAR	$260.64	$259.99	$257.55
Total RevPAR	$421.84	$413.48	$411.04
Revenue	$53,380	$52,322	$52,012
Adjusted EBITDA	$20,074	$18,320	$18,320
Adjusted EBITDA Margin	37.6%	35.0%	35.2%

Gaylord Texan
Occupancy	76.1%	71.1%	71.1%
Average daily rate (ADR)	$195.94	$181.52	$181.52
RevPAR	$149.10	$129.09	$129.09
OtherPAR	$257.66	$247.50	$245.95
Total RevPAR	$406.76	$376.59	$375.04
Revenue	$55,315	$51,212	$51,001
Adjusted EBITDA	$20,881	$15,299	$15,299
Adjusted EBITDA Margin	37.7%	29.9%	30.0%

Gaylord National
Occupancy	68.4%	63.9%	63.9%
Average daily rate (ADR)	$198.89	$192.14	$192.14
RevPAR	$136.08	$122.80	$122.80
OtherPAR	$184.35	$174.79	$173.03
Total RevPAR	$320.43	$297.59	$295.83
Revenue	$57,562	$53,459	$53,143
Adjusted EBITDA	$12,606	$12,391	$12,391
Adjusted EBITDA Margin	21.9%	23.2%	23.3%

The Inn at Opryland (2)
Occupancy	62.9%	65.6%	65.6%
Average daily rate (ADR)	$115.16	$106.98	$106.98
RevPAR	$72.38	$70.17	$70.17
OtherPAR	$24.75	$28.78	$28.78
Total RevPAR	$97.13	$98.95	$98.95
Revenue	$2,650	$2,700	$2,700
Adjusted EBITDA	$517	$537	$537
Adjusted EBITDA Margin	19.5%	19.9%	19.9%

(1)	Shown pro forma to present 2014 results with an accounting change related to parking fees as stipulated by the hospitality industry’s Uniform System of Accounts for the Lodging Industry, Eleventh Revised Edition, which became effective in January 2015. Prior to 2015, all revenue and expense associated with managed parking services at our hotels were reported on a gross basis. Beginning in 2015, only the net fee received from the parking manager is recorded as revenue.
(2)	Includes other hospitality revenue and expense.

Ryman Hospitality Properties, Inc. and Subsidiaries

Reconciliation of Forward-Looking Statements

Unaudited

(in thousands)

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) and Adjusted Funds From Operations (“AFFO”) reconciliation:

	PRIOR GUIDANCE RANGE		UPDATED GUIDANCE RANGE
	FOR FULL YEAR 2015		FOR FULL YEAR 2015
	Low	High	Low	High
Ryman Hospitality Properties, Inc.
Net Income	$111,000	$131,000	$99,100	$119,100
Provision (benefit) for income taxes	2,500	2,500	6,500	6,500
Other (gains) and losses, net	(2,500)	(2,500)	(2,500)	(2,500)
Loss on warrant settlements	16,000	16,000	20,000	20,000
Interest expense	54,000	54,000	60,000	60,000
Interest income	(12,000)	(12,000)	(12,000)	(12,000)

Operating Income	169,000	189,000	171,100	191,100
Depreciation and amortization	117,000	117,000	117,000	117,000

EBITDA	286,000	306,000	288,100	308,100
Non-cash lease expense	5,500	5,500	5,500	5,500
Preopening expense	1,000	1,000	1,000	1,000
Equity based compensation	6,000	6,000	6,000	6,000
Other gains and (losses), net	2,500	2,500	2,500	2,500
Impairment charges	—	—	2,900	2,900
Interest income	12,000	12,000	12,000	12,000

Adjusted EBITDA	$313,000	$333,000	$318,000	$338,000

Hospitality Segment [1]
Operating Income	$178,500	$194,500	$180,600	$196,600
Depreciation and amortization	107,500	107,500	107,500	107,500

EBITDA	286,000	302,000	288,100	304,100
Non-cash lease expense	5,500	5,500	5,500	5,500
Preopening expense	1,000	1,000	1,000	1,000
Equity based compensation	—	—	—	—
Other gains and (losses), net	2,500	2,500	2,500	2,500
Impairment charges	—	—	2,900	2,900
Interest income	12,000	12,000	12,000	12,000

Adjusted EBITDA	$307,000	$323,000	$312,000	$328,000

Entertainment (Opry and Attractions) Segment
Operating Income	$23,000	$26,000	$23,000	$26,000
Depreciation and amortization	5,500	5,500	5,500	5,500

EBITDA	28,500	31,500	28,500	31,500
Equity based compensation	500	500	500	500

Adjusted EBITDA	$29,000	$32,000	$29,000	$32,000

Corporate and Other Segment
Operating Income	$(32,500)	$(31,500)	$(32,500)	$(31,500)
Depreciation and amortization	4,000	4,000	4,000	4,000

EBITDA	(28,500)	(27,500)	(28,500)	(27,500)
Other gains and (losses), net	(16,000)	(16,000)	(20,000)	(20,000)
Loss on warrant settlements	16,000	16,000	20,000	20,000
Equity based compensation	5,500	5,500	5,500	5,500

Adjusted EBITDA	$(23,000)	$(22,000)	$(23,000)	$(22,000)

Ryman Hospitality Properties, Inc.
Net income	$111,000	$131,000	$99,100	$119,100
Depreciation & amortization	117,000	117,000	117,000	117,000
Non-cash lease expense	5,500	5,500	5,500	5,500
Impairment charges	—	—	2,900	2,900
Amortization of DFC	6,000	6,000	6,000	6,000
Loss on warrant settlements	16,000	16,000	20,000	20,000

Adjusted FFO	$255,500	$275,500	$250,500	$270,500

(1)	Hospitality includes AC Hotel